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                                                                      EXHIBIT 12

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                                              PLAYTEX PRODUCTS, INC.
                              Computation of Ratios of Earnings to Fixed Charges
                                            (Dollars in Thousands)


                                                                     TWELVE MONTHS ENDED                             THREE MONTHS
                                        ---------------------------------------------------------------------------      ENDED
                                         DECEMBER 28,   DECEMBER 27,   DECEMBER 26,    DECEMBER 25,   DECEMBER 30,     MARCH 31,
                                             1996           1997           1998            1999           2000           2001
                                        -------------  --------------  -------------  -------------  --------------  -------------

Earnings before extraordinary loss......  $   18,199      $  18,731      $   34,230     $   44,071      $   35,544     $   12,844

Income taxes............................      16,141         16,501          25,686         32,197          27,509          9,437
                                          ----------      ---------      ----------     ----------      ----------     ----------

Earnings before income
   taxes and extraordinary loss.........      34,340         35,232          59,916         76,268          63,053         22,281

Fixed charges:
   Interest.............................      64,860         64,470          71,518         78,961          84,884         21,103
   One-third of rental..................       1,734          1,750           2,650          3,171           3,599          1,039
                                          ----------      ---------      ----------     ----------      ----------     ----------
      Total fixed charges...............      66,594         66,220          74,168         82,132          88,483         22,142
                                          ----------      ---------      ----------     ----------      ----------     ----------

Earnings before fixed
   charges, income taxes and
      extraordinary loss................  $  100,934      $ 101,452      $  134,084     $  158,400      $  151,536     $   44,423
                                          ==========      =========      ==========     ==========      ==========     ==========

Ratio of earnings to fixed
   charges..............................       1.52X          1.53X           1.81X          1.93X           1.71X          2.01X
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